Exhibit 99.3

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

International Paper Announces Plan to Relocate Global Headquarters to Memphis

STAMFORD, Conn. – Aug. 16, 2005 – International Paper (NYSE: IP) today announced a decision to relocate its global headquarters to Memphis, Tenn., from Stamford, Conn. The company expects the move to be complete by Aug. 1, 2006.

The decision to relocate came after a 30-day evaluation announced in July as part of IP’s transformation plan.

“We have a long history in the Northeast and appreciate the support we have received from the state of Connecticut and the city of Stamford,” Chairman and Chief Executive Officer John Faraci said. “In light of the company’s plan to become more focused and streamline our operations, we believe the timing is right to relocate our global headquarters to Memphis, because of the improved efficiencies that will result from having all of the company’s leadership in one place.

“We believe this is the right long-term decision for International Paper, and we also recognize we will lose some talented members of our organization. We are committed to supporting them through this transition,” he said.

International Paper relocated its operational headquarters from New York City to Memphis in 1987. The company currently employs about 3,000 people there.

International Paper has been headquartered in Stamford since 2001, when it moved into the offices formerly occupied by Champion International, which was purchased by IP in 2000. The global headquarters employs about 150 people.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Media Contacts:	Amy J. Sawyer, 203-541-8308
Stacy Wygant, 901-419-4084

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

Related press releases available at www.internationalpaper.com:

*	International Paper Announces Plan to Transform Its Business Portfolio and Performance (July 19)